Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (the "Registration Statement") of our report dated February 14, 2017, on the financial statements of NextGen Dealer Solutions, LLC as of December 31, 2016 and 2015, and for the year ended December 31, 2016, and period December 10, 2015 to December 31, 2015, included in the Registration Statement. We further consent to the inclusion of our name under the heading “Experts” in the Registration Statement.

/s/ Scharf Pera & Co., PLLC
Charlotte, North Carolina
June 29, 2017